December 20, 2012                                        Exhibit 99.1
Park National Corporation announces retirement
of Chief Financial Officer John Kozak
NEWARK, Ohio - Park National Corporation (Park) (NYSE MKT: PRK) today announced the retirement of its Chief Financial Officer John W. Kozak. On March 5, 2012, Park reported the retirement was anticipated for April 2013, and that Park's Chief Accounting Officer Brady T. Burt would succeed Kozak. Mr. Kozak has been pleased with the transition of the Chief Financial Officer duties and decided that he was ready to retire from both Park and The Park National Bank, effective December 19, 2012.
“The entire Park National organization is grateful for John's many years of service and we wish him all the best in a well-earned retirement,” said Park Chairman C. Daniel DeLawder.
For several years, Mr. Kozak has trained Park's Chief Accounting Officer Brady Burt and Park National Bank's Accounting Vice President Matthew R. Miller to succeed him, and today they assume the roles of Park's and Park National Bank's Chief Financial Officer and Chief Accounting Officer, respectively.
Headquartered in Newark, Ohio, Park National Corporation has $6.8 billion in total assets (as of September 30, 2012). Park's operations consist of 11 community bank divisions, a non-bank subsidiary and two specialty finance companies. Park's Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions which include Fairfield National Bank Division, Richland Bank Division, Century National Bank Division, First-Knox National Bank Division, Farmers & Savings Bank Division, United Bank Division, Second National Bank Division, Security National Bank Division, Unity National Bank Division, The Park National Bank of Southwest Ohio & Northern Kentucky Division and Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance). Park also includes Guardian Financial Services Company (d.b.a. Guardian Finance Company) and SE Property Holdings, LLC.
Media contact: Bethany Lewis, 740.349.0421, blewis@parknationalbank.com
Investor contact: Brady Burt, 740.322.6844, bburt@parknationalbank.com

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com